Exhibit 99.1

                                                                      [CIT Logo]

                       CIT ANNOUNCES FIRST QUARTER RESULTS

      o     EPS of $1.12 up 14% from prior year, excluding 2005 derivative gains
      o     New business volume up 53% over prior year
      o     Managed assets up 11% from prior year on balanced growth
      o     Continued strong credit metrics

      NEW YORK, April 19, 2006 - CIT Group Inc. (NYSE: CIT) today reported diluted earnings per share of $1.12 for the quarter, up 14.3% from last year (excluding gains on derivative contracts that were subsequently terminated in the fourth quarter of 2005). Net income was $229.7 million for the first quarter, up from $227.6 million last year ($211.9 million excluding gains on derivative contracts).

      Profitability improved across our businesses in Commercial Finance and Specialty Finance. Return on average common equity was 14.1% (14.5% excluding the impact of option expensing) compared to 14.5% last quarter and 13.6% last year, excluding amounts related to terminated derivative contracts and other notable items in both prior year periods.

      The 2006 first quarter included the following items of note that impacted comparisons to prior year operating trends:

o Option-related compensation expense totaled $10.3 million in connection with the adoption of SFAS 123R in the quarter ($0.03 diluted EPS decrease).
o A restructuring charge of $11.1 million comprised of termination benefits relating to business realignments was recorded in the quarter ($0.04 diluted EPS decrease).
o Income tax expense was lowered by $6.5 million due to a deferred tax adjustment related to higher utilization of net operating losses ($0.03 diluted EPS increase).

      These three items decreased current quarter reported diluted earnings per share by $0.04.

      Commenting on the Company's performance, Jeffrey M. Peek, Chairman and Chief Executive Officer, said:

      "I am pleased to report a successful start to 2006, marked by solid earnings growth and strong profitability. Our operating performance was driven by a sharp focus on execution coupled with momentum in all five of our operating groups. The quarter also benefited from a historically strong credit performance.

      "We saw terrific results from our investment in the sales force, as new business volume was strong and broad based across all origination channels, up over 50% from the prior year. Managed assets grew to over $65 billion. We achieved record volume in our healthcare, home lending and student lending businesses---a direct result of recent sales initiatives. In addition, the proportion of overseas revenue more than doubled in the last two years, and now represents in excess of 20% of our pre-tax income.

      "In all, we are tracking to our 2006 plan and I remain optimistic about the rest of the year. We continue to see opportunities to grow assets, improve shareholder returns and further strengthen leadership positions in our markets."

Segment Results:

Commercial Finance Group

Trade Finance

o Net income increased 16.1% from the prior year on the strength of an acquisition in March 2005, strong interest margins and higher factoring commissions.
o Owned assets were $6.7 billion at quarter end, unchanged from December 31, 2005 and down from $7.2 billion at March 31, 2005.
o Operating margin improved from last year on stronger interest income driven by improved commission rates and higher volume levels. The proportion of international factoring volume was up appreciably from the prior year.
o Credit metrics remained strong. Net charge-offs were flat with last year, while 60+ days past due and non-performing accounts approximated low year-end levels.
o Salaries and general operating expenses were up modestly compared to last year, reflecting a full quarter of last year's acquisition.
o Return on risk adjusted capital improved modestly from last year. This segment remains one of our highest returning businesses.

Corporate Finance

o Net income improved 6.7% from 2005, reflecting improved margins, strong non-spread revenue and low charge-offs. We saw improved profitability in construction.
o Volume was strong across all of the businesses and up 39% from March 2005. Managed assets grew $541 million or 3.3% to $17.1 billion from last quarter, with strength in healthcare and communications, media & entertainment. Growth included a number of long-term care real estate, sports and entertainment transactions.
o Operating margin improved from last year on strong performances in communications, media & entertainment and healthcare. Non-spread revenue improved 8% and included higher fee income in healthcare.
o Credit metrics remained strong. Net charge-offs were down $11.5 million from last year, benefiting from higher recoveries, and delinquencies were down $17.3 million from December 31, 2005.
o Salaries and general operating expenses increased over last year reflecting our build-out of our sales force, expansion of our product offerings, as well as acquisitions.
o     Return on risk adjusted capital was flat with last year.

Transportation Finance

o Net income improved 118% from 2005 reflecting an increase in operating lease margins, including particularly strong aerospace rental and prepayment fees, and a significant reduction in the effective tax rate due to the continued relocation of aircraft to Ireland.
o Financing and leasing assets were $10.6 billion at March 31, 2006, compared to $10.5 billion at December 31, 2005, and $8.7 billion at March 31, 2005. We took delivery and placed four new aircraft from our order book during the quarter. We had six off-lease aircraft. Rail demand remains strong, with our fleet virtually fully utilized.
o     Other revenue was up over last year on gains from equipment sales.
o Credit metrics remained strong. Charge-offs were minimal and down significantly from last quarter and down from last year.

o Salaries and general operating expenses were up over last year due to the establishment of our international aerospace platform as we continue to grow these businesses.
o     Return on risk-adjusted capital almost doubled from last year.

Specialty Finance Group

Vendor Finance

o Net income improved 11% from the prior year on strong performance in the international operations.
o Managed assets, essentially flat with last quarter and down from last year on the accelerated liquidation of non-strategic assets, continue to grow in the international operations.
o New business volume was down from last year, but volume excluding Dell in the U.S. grew 15% on the addition of new vendors and increased penetration of existing relationships around the world. In addition, Dell volume outside the U.S. jumped 21% from last year.
o Operating margin increased from last year on improved non-spread revenue in the international operations.
o Credit metrics remained strong. Net charge-offs improved from last year in the U.S., offset by higher credit costs in the international operations. Both delinquencies and non-performing metrics were relatively flat to year-end levels and down from last year.
o Salaries and general operating expenses were well controlled, down slightly from last year.
o     Return on  risk-adjusted  capital improved from last year to approximately
      26%.

Consumer and Small Business Lending

o Net income increased 34% from the prior year, reflecting improved results in all businesses: Home Lending, Student Loan Xpress, Small Business Lending, and CIT Bank.
o Managed assets increased 12.3% from December 31, 2005 and 42.6% from last year. The increase for the quarter included $1.1 billion in Student Loan Xpress and $1.0 billion in Home Lending. Student Loan Xpress assets increased 43% from last year.
o New business volume increased $2.3 billion (147%) over last year on strong originations at Home Lending and Student Loan Xpress. CIT is the preferred lender to over 1,000 schools, up 73% from a year ago. Progress is being made on bringing student loan servicing in-house in support of our full-service strategy with serviced assets approximating $2 billion at quarter end.
o During the quarter, we grew the deposit funding at CIT Bank, with nearly $700 million in deposits and $1 billion in assets at quarter end, on track with our plans.
o Operating margin increased from last year. Other revenue increased due to strong fee generation.
o Net charge-offs were flat with last quarter and down 21 basis points from last year (excluding U.S. government guaranteed loans at Student Loan Xpress), driven by improvements in Small Business Lending.
o Salaries and general operating expenses grew over last year, mainly from the expansion of our sales force in all businesses and Student Loan Xpress.
o Segment return on risk-adjusted capital was 11.4%, versus 13.4% in 2005, as returns bear the cost of Student Loan Xpress goodwill and acquired intangibles.

Corporate and other includes the previously discussed restructuring charge, the tax adjustment and stock option expense, as well as $7.7 million in dividends on preferred securities.

Consolidated Financial Highlights:

Net Finance and Risk-Adjusted Margin

o Net finance margin was 3.36% as a percentage of average earning assets, essentially unchanged from last quarter and down from 3.62% last year. Compared to the prior quarter, margins on operating leases improved on strong rents whereas lending margins declined. Yield-related fees were particularly strong. The decline from last year was primarily due to the effect of rising short-term interest rates, longer-term debt financings, competitive market pricing on loan products, and the impact of lower margin student loans.
o Operating lease margin was 6.60% of average operating leases, compared to 6.17% last quarter and 5.83% last year, reflecting increased rents on aerospace and rail equipment and a high level of prepayment fees and past due rentals.
o Risk-adjusted margin (net finance margin after provision for credit losses) was 3.11% as a percentage of average earning assets, up from 2.94% last quarter and down from 3.21% in the prior year quarter.

Other Revenue

o Other revenue totaled $260.1 million, compared to $288.8 million last quarter ($267.2 million excluding a gain on sale of a micro-ticket leasing business and a charge on derivatives that were terminated) and $276.5 million last year ($238.0 million excluding a gain on derivatives that were terminated and a gain on venture capital investments). The increase over last year was driven by strong fee (including syndication fees) and other income in our Corporate Finance and Consumer businesses. The decrease from last quarter was principally due to seasonally lower factoring fees.
o Securitization gains totaled $13.6 million, 4.0% of pretax income for the quarter, up from $4.9 million and $11.8 million in the prior quarter and prior year, on slightly higher securitization volume in vendor finance in the U.S. and Canada.

Salaries and General Operating Expenses

o Employee headcount totaled approximately 6,630 at March 31, 2006 versus 6,340 at December 31, 2005, and 6,130 at March 31, 2005. The increase includes additions to our sales force.
o Total operating expenses were $334.2 million versus $299.9 million last quarter and $264.0 million a year ago. The current period includes a restructuring charge of $11.1 million and a charge of $10.3 million relating to the adoption of SFAS 123R, which mandates the expensing of stock options. The remaining increase reflects higher incentive-based compensation, salaries and other investments made in sales and marketing.
o The efficiency ratio was 45.7% (excluding the restructuring charge), up from 41.6% last quarter (excluding the gain on the micro-ticket business sale, derivatives mark-to-market adjustments and other charges) and 41.5% last year (excluding the derivatives mark-to-market adjustments and gain on venture capital investments). The higher ratio in the current quarter reflects stock option expensing and the continued build out of our sales force, where incremental revenues typically lag the initial expense.

Effective Tax Rate

o The effective tax rate was 29.8% (31.8% excluding the deferred income tax adjustment), compared to 29.4% last quarter (34.1% excluding a deferred income tax liability release) and

      37.6% last year. The reduction from last year reflects the continued relocation and funding of certain aerospace assets offshore and improved international earnings.

Portfolio and Managed Assets

o Managed assets were $65.5 billion at March 31, 2006, up 4.2% from December 31, 2005 and 11.4% last year.
o Origination volume for the quarter, excluding factoring volume, increased 52.9% to $8.7 billion from the prior year due to strong originations across all our businesses and origination channels, including student lending.

Credit Quality

o Credit quality for the quarter was excellent as net charge-offs were 0.37% of average finance receivables, down from 0.91% last quarter and 0.52% last year.
o Total 60+ day owned delinquencies were $822.4 million (1.76% of finance receivables) at March 31, 2006, up from $758.2 million (1.71%) last quarter and $723.1 million (1.76%) last year. Corporate Finance delinquencies improved. Delinquencies increased in Consumer home lending reflecting growth and seasoning of the portfolio, and were higher in student lending due to a recent receivable purchase and seasoning of the portfolio. Though delinquency is higher in the student loan portfolio than in other portfolios, these amounts are not indicative of potential loss due to the related U.S. government guarantee.
o Non-performing assets (non-accrual loans plus repossessed assets) were $542.3 million or 1.16% of finance receivables, compared to $521.2 million (1.18%) last quarter and $528.3 million (1.28%) last year. The Consumer home lending increase from last quarter was due to portfolio seasoning, and was partially offset by improvements in the Commercial Finance Group.
o The reserve for credit losses was $620.3 million (1.52% excluding student loans), compared to $621.7 million (1.58% excluding student loans) last quarter, and $620.4 million (1.68% excluding student loans) at March 31, 2005, reflecting lower credit losses in the current period.

Capitalization and Leverage

o The ratio of total tangible equity to managed assets at March 31, 2006 was 9.72%, compared to 9.80% at year-end, and 9.62% last year.

2006 Segment Reporting Changes

Effective January 1, 2006, we realigned select business operations to serve our clients better. Following is a summary of the changes reflected herein. Prior periods have been conformed to the current period format, except for the diversified portfolio transfer noted below.

o     The Small Business Lending unit ($1.3 billion in owned assets at March 31,
      2006) was transferred from Specialty Finance - Commercial to Specialty Finance - Consumer, now named Consumer and Small Business Lending, reflecting commonalities with our home lending and student loan businesses.

o Consistent with our strategic focus on industry alignment, a majority of the Equipment Finance segment was consolidated into our Corporate Finance segment. A diversified industry portfolio of approximately $350 million was transferred to Vendor Finance. This combination will allow us to provide clients in the construction and selected other industries access to the full complement of CIT's products and services.

o We have also made name changes to clarify the market focus of our segments.

      (a)   Specialty Finance - Commercial has been renamed Vendor Finance
      (b)   Specialty  Finance  -  Consumer  has  been  renamed   Consumer/Small
            Business Lending
      (c)   Commercial Services has been renamed Trade Finance
      (d)   Capital Finance has been renamed Transportation Finance

Conference Call and Webcast:
      We will discuss this quarter's results, as well as ongoing strategy, on a conference call today at 11:00 am (ET). Interested parties may access the conference call live today by dialing 877-558-5219 for U.S. and Canadian callers or 706-634-5419 for international callers, and reference "CIT First Quarter Earnings Call," or at the following website: http://ir.cit.com. An audio replay of the call will be available beginning shortly after the conclusion of the call until 11:59 pm (ET) April 26, 2006, by dialing 800-642-1687 for U.S. and Canadian callers or 706-645-9291 for international callers with the pass-code 7280286, or at the following website: http://ir.cit.com.

About CIT:
      CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has over $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries worldwide. CIT, a Fortune 500 company, and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. CIT, with its global headquarters in New York City, has over 6,500 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.

Forward-Looking Statements:
      This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond CIT's control, which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan," "target," and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding market, competitive and/or regulatory factors, among others, affecting CIT's businesses are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors are described in CIT's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005. CIT is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided a reconciliation of those measures to the most directly comparable GAAP measures, which is available with this release and on our website at http://ir.cit.com.

                                       ###

For Information:  Valerie L. Gerard - Executive Vice President -
                  Investor Relations
                  (973) 422-3284
                  Steven Klimas - Vice President - Investor Relations
                  (973) 535-3769
                                       or
                  Kelley Gipson - Executive Vice President -
                  Marketing & Communications
                  (973) 422-3235

                         CIT GROUP INC. AND SUBSIDIARIES
                    UNAUDITED CONSOLIDATED INCOME STATEMENTS
                  (dollars in millions, except per share data)

                                                                   Quarters Ended
                                                       -----------------------------------------
                                                        March 31,    December 31,     March 31,
                                                          2006           2005           2005
                                                       -----------   ------------    -----------
Finance income                                         $   1,294.6    $   1,232.8    $   1,028.0
Interest expense                                             598.3          557.3          391.5
                                                       -----------   ------------    -----------
Net finance income                                           696.3          675.5          636.5
Depreciation on operating lease equipment                    249.4          246.6          237.6
                                                       -----------   ------------    -----------
Net finance margin                                           446.9          428.9          398.9
Provision for credit losses                                   33.3           54.6           45.3
                                                       -----------   ------------    -----------
Net finance margin after provision for credit losses         413.6          374.3          353.6
Other revenue                                                260.1          288.8          276.5
                                                       -----------   ------------    -----------
Operating margin                                             673.7          663.1          630.1
Salaries and general operating expenses                      323.1          299.9          264.0
Provision for restructuring                                   11.1           --             --
                                                       -----------   ------------    -----------
Income before provision for income taxes                     339.5          363.2          366.1
Provision for income taxes                                  (101.3)        (106.9)        (137.6)
Minority interest, after tax                                  (0.8)          (0.5)          (0.9)
                                                       -----------   ------------    -----------
Net income before preferred stock dividends                  237.4          255.8          227.6
Preferred stock dividends                                     (7.7)          (7.5)          --
                                                       -----------   ------------    -----------
Net income available to common stockholders            $     229.7    $     248.3    $     227.6
                                                       ===========   ============    ===========

Earnings per common share
Basic earnings per share                               $      1.15    $      1.24    $      1.08
Diluted earnings per share                             $      1.12    $      1.21    $      1.06
Number of shares - basic (thousands)                       199,462        199,973        210,656
Number of shares - diluted (thousands)                     204,455        205,195        215,090

Other Revenue
  Fees and other income                                $     168.8    $     170.0    $     148.8
  Factoring commissions                                       55.8           61.1           54.8
  Gains on sales of leasing equipment                         21.4           27.7           22.6
  Gains on securitizations                                    13.6            4.9           11.8
  Gain on sale of micro-ticket leasing business unit          --             44.3           --
  (Loss) gain on derivatives                                  --            (22.7)          27.7
  Gain on venture capital investments                          0.5            3.5           10.8
                                                       -----------    -----------    -----------
  Total other revenue                                  $     260.1    $     288.8    $     276.5
                                                       ===========    ===========    ===========

Fees and other income includes: servicing fees, structuring and advisory fees, syndication fees and gains and (losses) from other asset and receivable sales.

                         CIT GROUP INC. AND SUBSIDIARIES
                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                              (dollars in millions)

                                                                     March 31,   December 31,
                                                                       2006          2005
                                                                     ---------   ------------
ASSETS
Financing and leasing assets:
   Finance receivables                                               $46,841.3    $44,294.5
   Reserve for credit losses                                            (620.3)      (621.7)
                                                                     ---------   ------------
   Net finance receivables                                            46,221.0     43,672.8
   Operating lease equipment, net                                     10,166.0      9,635.7
   Financing and leasing assets held for sale                          1,551.0      1,620.3
Cash and cash equivalents                                              2,265.7      3,658.6
Retained interests in securitizations and other investments            1,117.1      1,152.7
Goodwill and intangible assets, net                                    1,013.5      1,011.5
Other assets                                                           2,396.2      2,635.0
                                                                     ---------   ------------

Total Assets                                                         $64,730.5    $63,386.6
                                                                     =========   ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
   Commercial paper                                                  $ 4,282.3    $ 5,225.0
   Deposits                                                              687.9        261.9
   Variable-rate senior unsecured notes                               17,847.4     15,485.1
   Fixed-rate senior unsecured notes                                  22,652.3     22,591.7
   Non-recourse secured borrowings - student lending                   3,423.3      4,048.8
   Preferred capital securities                                          251.6        252.0
                                                                     ---------   ------------
Total debt                                                            49,144.8     47,864.5
Credit balances of factoring clients                                   4,048.9      4,187.8
Accrued liabilities and payables                                       4,281.7      4,321.8
                                                                     ---------   ------------

Total Liabilities                                                     57,475.4     56,374.1

Minority interest                                                         50.2         49.8

Stockholders' Equity:
   Preferred  stock                                                      500.0        500.0

   Common stock                                                            2.1          2.1
   Paid-in capital                                                    10,639.0     10,632.9
   Accumulated deficit                                                (3,502.7)    (3,691.4)
   Accumulated other comprehensive income                                151.1        115.2

Less: Treasury stock, at cost                                           (584.6)      (596.1)
                                                                     ---------   ------------

Total Common Stockholders' Equity                                      6,704.9      6,462.7
                                                                     ---------   ------------

Total Stockholders' Equity                                             7,204.9      6,962.7
                                                                     ---------   ------------

Total Liabilities and Stockholders' Equity                           $64,730.5    $63,386.6
                                                                     =========   ============

Other Assets
Investments in and receivables from non-consolidated subsidiaries    $   440.3    $   549.8
Accrued interest and receivables from derivative counterparties          409.1        350.2
Deposits on commercial aerospace flight equipment                        323.6        317.4
Prepaid expenses                                                         143.5        145.9
Repossessed assets and off-lease equipment                                87.5         80.7
Direct and private fund equity investments                                31.1         30.2
Furniture and fixtures, miscellaneous receivables and other assets       961.1      1,160.8
                                                                     ---------    ---------
                                                                     $ 2,396.2    $ 2,635.0
                                                                     =========    =========

                         CIT GROUP INC. AND SUBSIDIARIES
                       OWNED AND MANAGED ASSET COMPOSITION
                              (dollars in millions)

                                                                                             March 31,     December 31,    March 31,
                                                                                               2006           2005           2005
                                                                                             ---------     ------------    ---------
Specialty Finance Group
     Vendor Finance(2)
             Finance receivables                                                             $ 7,325.8       $ 7,264.4     $ 7,699.5
             Operating lease equipment, net                                                    1,028.1         1,049.5       1,030.9
             Financing and leasing assets held for sale                                          655.9           720.3         955.3
                                                                                             ---------     ------------    ---------
               Owned assets                                                                    9,009.8         9,034.2       9,685.7
             Finance receivables securitized and managed by CIT                                3,875.9         3,921.6       3,870.2
                                                                                             ---------     ------------    ---------
               Managed assets                                                                 12,885.7        12,955.8      13,555.9
                                                                                             ---------     ------------    ---------
     Consumer and Small Business Lending(2)
             Finance receivables - home lending                                                8,982.5         8,199.7       5,423.5
             Finance receivables - education lending                                           6,117.3         5,051.0       4,321.9
             Finance receivables - small business lending                                      1,237.6         1,238.6       1,137.1
             Finance receivables - other                                                         376.6           302.9         255.8
             Financing and leasing assets held for sale                                          616.2           496.2         434.2
                                                                                             ---------     ------------    ---------
               Owned assets                                                                   17,330.2        15,288.4      11,572.5
             Home lending finance receivables securitized and managed by CIT                     781.6           838.8       1,131.5
                                                                                             ---------     ------------    ---------
               Managed assets                                                                 18,111.8        16,127.2      12,704.0
                                                                                             ---------     ------------    ---------
Commercial Finance Group
     Trade Finance
             Finance receivables                                                               6,719.5         6,690.0       7,184.9
                                                                                             ---------     ------------    ---------
     Corporate Finance(1)
             Finance receivables                                                              14,533.3        13,652.5      13,266.2
             Operating lease equipment, net                                                      165.9           177.7         462.1
             Financing and leasing assets held for sale                                          195.1           253.5          91.8
                                                                                             ---------     ------------    ---------
               Owned assets                                                                   14,894.3        14,083.7      13,820.1
             Finance receivables securitized and managed by CIT                                2,255.6         2,525.3       2,714.9
                                                                                             ---------     ------------    ---------
               Managed assets                                                                 17,149.9        16,609.0      16,535.0
                                                                                             ---------     ------------    ---------
     Transportation Finance
             Finance receivables                                                               1,548.7         1,895.4       1,891.2
             Operating lease equipment, net                                                    8,972.0         8,408.5       6,820.1
             Financing and leasing assets held for sale                                           83.8           150.3          --
                                                                                             ---------     ------------    ---------
               Owned assets                                                                   10,604.5        10,454.2       8,711.3
                                                                                             ---------     ------------    ---------
     Other - Equity Investments                                                                   31.1            30.2         101.8
                                                                                             ---------     ------------    ---------
     Total
             Finance receivables                                                             $46,841.3       $44,294.5     $41,180.1
             Operating lease equipment, net                                                   10,166.0         9,635.7       8,313.1
             Financing and leasing assets held for sale                                        1,551.0         1,620.3       1,481.3
                                                                                             ---------     ------------    ---------
               Financing and leasing assets excl. equity investments                          58,558.3        55,550.5      50,974.5
             Equity investments (included in other assets)                                        31.1            30.2         101.8
                                                                                             ---------     ------------    ---------
               Owned assets                                                                   58,589.4        55,580.7      51,076.3
             Finance receivables securitized and managed by CIT                                6,913.1         7,285.7       7,716.6
                                                                                             ---------     ------------    ---------
               Managed assets                                                                $65,502.5       $62,866.4     $58,792.9
                                                                                             =========     ============    =========

(1) During the quarter, the assets of Equipment Finance were transferred to Corporate Finance. At the same time, a portfolio of approximately $350 million of vendor related assets that were part of Equipment Finance, were transferred to Vendor Finance. Prior year data has been conformed for the transfer to Corporate Finance, but not the portfolio asset transfer to Vendor Finance.

(2) During the quarter Small Business Lending was transferred from Vendor Finance to Consumer, prior periods have been conformed to this presentation.

                         CIT GROUP INC. AND SUBSIDIARIES
                                  SEGMENT DATA
                              (dollars in millions)

                                                                    Quarters Ended
                                                       -----------------------------------------
                                                        March 31,    December 31,     March 31,
                                                          2006           2005           2005
                                                       -----------   ------------    -----------
Commercial Finance Group
     Trade Finance
     Net finance income                                $      37.0    $      44.9    $      28.3
     Provision for credit losses                               6.6            4.5            6.6
     Other revenue                                            69.7           78.5           67.0
     Operating margin                                        100.1          118.9           88.7
     Provision for income taxes                              (26.1)         (34.3)         (22.2)
     Net income                                               43.3           56.4           37.3
     Return on AEA                                            7.16%          8.09%          6.02%
     Return on risk-adjusted capital                          27.1%          30.6%          24.4%
     New business volume                               $     129.6    $     138.0    $      96.0
     Corporate Finance
     Net finance income                                $     125.2    $     122.2    $     122.0
     Depreciation on operating lease equipment                 8.6            8.7           14.3
     Provision for credit losses                              (1.7)           3.1           12.1
     Other revenue                                            60.0           65.3           55.5
     Operating margin                                        178.3          175.7          151.1
     Provision for income taxes                              (41.2)         (40.2)         (38.4)
     Net income                                               67.2           66.4           63.0
     Return on AEA                                            1.86%          1.88%          1.82%
     Return on risk-adjusted capital                          14.6%          14.6%          14.7%
     New business volume                               $   2,438.0    $   2,691.9    $   1,749.4
     Transportation Finance
     Net finance income                                $     184.9    $     159.0    $     132.9
     Depreciation on operating lease equipment               104.3           97.0           82.5
     Provision for credit losses                              --              1.9            0.4
     Other revenue                                             6.1           11.4            5.2
     Operating margin                                         86.7           71.5           55.2
     Provision for income taxes                               (4.8)          10.9          (10.7)
     Net income                                               57.9           58.6           26.6
     Return on AEA                                            2.21%          2.27%          1.22%
     Return on risk-adjusted capital                          16.2%          16.7%           8.8%
     New business volume                               $     497.1    $     701.3    $     251.2
     Total Commercial Finance Group
     Net finance income                                $     347.1    $     326.1    $     283.2
     Depreciation on operating lease equipment               112.9          105.7           96.8
     Provision for credit losses                               4.9            9.5           19.1
     Other revenue                                           135.8          155.2          127.7
     Operating margin                                        365.1          366.1          295.0
     Provision for income taxes                              (72.1)         (63.6)         (71.3)
     Net income                                              168.4          181.4          126.9
     Return on AEA                                            2.46%          2.67%          2.03%
     Return on risk-adjusted capital                          17.2%          18.2%          14.4%
     New business volume                               $   3,064.7    $   3,531.2    $   2,096.6

                         CIT GROUP INC. AND SUBSIDIARIES
                                  SEGMENT DATA
                              (dollars in millions)

                                                                    Quarters Ended
                                                       -----------------------------------------
                                                        March 31,    December 31,     March 31,
                                                          2006           2005            2005
                                                       -----------   ------------    -----------
Specialty Finance Group
     Vendor Finance
     Net finance income                                $     266.3    $     274.5    $     273.2
     Depreciation on operating lease equipment               136.5          140.8          140.9
     Provision for credit losses                              12.9           21.0           12.9
     Other revenue                                            84.8          124.4           71.0
     Operating margin                                        201.7          237.1          190.4
     Provision for income taxes                              (44.2)         (59.7)         (39.5)
     Net income                                               74.5           99.7           67.1
     Return on AEA                                            3.21%          4.24%          2.72%
     Return on risk-adjusted capital                          25.5%          33.8%          22.7%
     New business volume                               $   1,949.0    $   2,528.4    $   2,151.0
     Consumer and Small Business Lending
     Net finance income                                $      80.7    $      69.9    $      55.1
     Provision for credit losses                              15.5           12.3           13.7
     Other revenue                                            39.2           29.1           28.7
     Operating margin                                        104.4           86.7           70.1
     Provision for income taxes                              (18.6)         (16.5)         (15.3)
     Net income                                               30.4           26.6           22.7
     Return on AEA                                            0.73%          0.74%          1.00%
     Return on risk-adjusted capital                          11.4%          11.2%          13.4%
     New business volume                               $   3,831.6    $   3,750.6    $   1,549.0
     Total Specialty Finance Group
     Net finance income                                $     347.0    $     344.4    $     328.3
     Depreciation on operating lease equipment               136.5          140.8          140.9
     Provision for credit losses                              28.4           33.3           26.6
     Other revenue                                           124.0          153.5           99.7
     Operating margin                                        306.1          323.8          260.5
     Provision for income taxes                              (62.8)         (76.2)         (54.8)
     Net income                                              104.9          126.3           89.8
     Return on AEA                                            1.62%          2.13%          1.90%
     Return on risk-adjusted capital                          18.7%          23.2%          19.2%
     New business volume                               $   5,780.6    $   6,279.0    $   3,700.0

Corporate and Other
     Net finance income                                $       2.2    $       5.0    $      25.0
     Provision for credit losses                              --             11.8           (0.4)
     Other revenue                                             0.3          (19.9)          49.1
     Operating margin                                          2.5          (26.8)          74.6
     Provision for income taxes                               33.6           32.9          (11.5)
     Net income (loss)                                       (43.6)         (59.4)          10.9
     Return on AEA                                           (0.33)%        (0.47)%         0.06%

                         CIT GROUP INC. AND SUBSIDIARIES
                                 CREDIT METRICS
                              (dollars in millions)

                                                                                                   Quarters Ended
                                                                                 ---------------------------------------------------
                                                                                 March 31, 2006   December 31, 2005   March 31, 2005
                                                                                    $       %         $        %         $        %
                                                                                 --------------   -----------------  ---------------
Net Credit Losses - Owned as a Percentage of
  Average Finance Receivables
      Vendor Finance                                                             $ 13.8    0.74%   $ 21.4    1.15%   $ 13.4    0.69%
      Consumer and Small Business Lending                                          21.6    0.54%     17.9    0.53%     17.0    0.79%
                                                                                 ------            ------            ------
        Total Specialty Finance Group                                              35.4    0.60%     39.3    0.75%     30.4    0.74%
                                                                                 ------            ------            ------
      Trade Finance                                                                 6.7    0.42%      4.5    0.25%      6.6    0.42%
      Corporate Finance                                                             0.2    0.01%      5.5    0.16%     11.7    0.35%
      Transportation Finance                                                       --       --       50.9    9.86%      0.4    0.09%
                                                                                 ------            ------            ------
        Total Commercial Finance Group                                              6.9    0.12%     60.9    1.05%     18.7    0.35%
                                                                                 ------            ------            ------
      Total                                                                      $ 42.3    0.37%   $100.2    0.91%   $ 49.1    0.52%
                                                                                 ======            ======            ======

Net Credit Losses - Managed as a Percentage of
  Average Managed Finance Receivables
      Vendor Finance                                                             $ 21.7    0.77%   $ 30.4    1.07%   $ 23.7    0.81%
      Consumer and Small Business Lending                                          28.2    0.67%     25.2    0.70%     22.5    0.92%
                                                                                 ------            ------            ------
        Total Specialty Finance Group                                              49.9    0.71%     55.6    0.86%     46.2    0.86%
                                                                                 ------            ------            ------
      Trade Finance                                                                 6.7    0.42%      4.5    0.25%      6.6    0.42%
      Corporate Finance                                                             1.3    0.03%     11.3    0.28%     17.2    0.43%
      Transportation Finance                                                       --       --       50.9    9.86%      0.4    0.09%
                                                                                 ------            ------            ------
        Total Commercial Finance Group                                              8.0    0.13%     66.7    1.04%     24.2    0.40%
                                                                                 ------            ------            ------
      Total                                                                      $ 57.9    0.44%   $122.3    0.95%   $ 70.4    0.62%
                                                                                 ======            ======            ======

                                                                                 March 31, 2006   December 31, 2005   March 31, 2005
                                                                                    $       %         $        %         $        %
                                                                                 --------------   -----------------  ---------------
Finance Receivables Past Due 60 days or more -
  Owned as a Percentage of Finance Receivables
      Vendor Finance                                                             $223.4    3.05%   $251.8    3.47%   $233.6    3.03%
      Consumer and Small Business Lending                                         464.8    2.78%    363.2    2.46%    284.7    2.56%
                                                                                 ------            ------            ------
        Total Specialty Finance Group                                             688.2    2.86%    615.0    2.79%    518.3    2.75%
                                                                                 ------            ------            ------
      Trade Finance                                                                42.8    0.64%     39.3    0.59%     91.9    1.28%
      Corporate Finance                                                            69.6    0.48%     86.9    0.64%     92.0    0.69%
      Transportation Finance                                                       21.8    1.41%     17.0    0.90%     20.9    1.11%
                                                                                 ------            ------            ------
        Total Commercial Finance Group                                            134.2    0.59%    143.2    0.64%    204.8    0.92%
                                                                                 ------            ------            ------
      Total                                                                      $822.4    1.76%   $758.2    1.71%   $723.1    1.76%
                                                                                 ======            ======            ======
Non-performing Assets - Owned as a Percentage of
  Finance Receivables
      Vendor Finance                                                             $103.6    1.41%   $112.1    1.54%   $124.1    1.61%
      Consumer and Small Business Lending                                         256.4    1.53%    216.1    1.46%    173.1    1.55%
                                                                                 ------            ------            ------
        Total Specialty Finance Group                                             360.0    1.50%    328.2    1.49%    297.2    1.58%
                                                                                 ------            ------            ------
      Trade Finance                                                                 4.4    0.07%      5.3    0.08%     57.5    0.80%
      Corporate Finance                                                           163.7    1.13%    165.4    1.21%    161.3    1.22%
      Transportation Finance                                                       14.2    0.92%     22.3    1.18%     12.3    0.65%
                                                                                 ------            ------            ------
        Total Commercial Finance Group                                            182.3    0.80%    193.0    0.87%    231.1    1.03%
                                                                                 ------            ------            ------
      Total                                                                      $542.3    1.16%   $521.2    1.18%   $528.3    1.28%
                                                                                 ======            ======            ======
Finance Receivables Past Due 60 days or more -
  Managed as a Percentage of Managed Financial Assets
      Vendor Finance                                                             $319.3    2.69%   $357.6    3.00%   $326.1    2.60%
      Consumer and Small Business Lending                                         537.5    2.97%    446.0    2.77%    388.6    3.06%
                                                                                 ------            ------            ------
        Total Specialty Finance Group                                             856.8    2.86%    803.6    2.87%    714.7    2.83%
                                                                                 ------            ------            ------
      Trade Finance                                                                42.8    0.64%     39.3    0.59%     91.9    1.28%
      Corporate Finance                                                            74.8    0.44%    105.5    0.64%    120.7    0.75%
      Transportation Finance                                                       21.8    1.34%     17.0    0.83%     20.9    1.11%
                                                                                 ------            ------            ------
        Total Commercial Finance Group                                            139.4    0.55%    161.8    0.64%    233.5    0.93%
                                                                                 ------            ------            ------
      Total                                                                      $996.2    1.80%   $965.4    1.81%   $948.2    1.88%
                                                                                 ======            ======            ======

                         CIT GROUP INC. AND SUBSIDIARIES
                              RATIOS AND OTHER DATA
                  (dollars in millions, except per share data)

                                                                                                        Quarters Ended
                                                                                             ---------------------------------------
                                                                                             March 31,    December 31,     March 31,
Profitability                                                                                  2006           2005           2005
                                                                                             ---------    ------------     ---------
Net finance margin as a percentage of AEA                                                      3.36%          3.37%          3.62%
Net finance margin after provision for credit losses as a percentage of AEA                    3.11%          2.94%          3.21%
Salaries and general operating expenses as a percentage of AMA(1)                              2.14%          2.06%          2.03%
Efficiency ratio(2)                                                                            45.7%          41.6%          41.5%
Return on average common stockholders' equity                                                  14.1%          16.0%          14.7%
Return on average tangible common stockholders' equity                                         16.7%          19.2%          16.5%
Return on AEA                                                                                  1.73%          1.95%          2.07%
Return on AMA                                                                                  1.52%          1.71%          1.75%

(1) The March 2006 ratio excludes the restructuring charge, including that charge, the ratio was 2.22%.

(2) The March 2006 ratio excludes the restructuring charge, including that charge, the efficiency was 47.3%. The December 2005 ratio excludes derivative losses and the gain on sale of micro-ticket business and the March 2005 ratio excludes the derivative gain and gain on sale of venture capital investments. Including these, the ratios were 41.8% and 39.1% for the quarters ended December 31 and March 31, 2005.

Securitization Volume
Vendor Finance                                                                               $   866.0      $   732.4      $   675.1
Corporate Finance                                                                                 80.6          209.9          253.9
                                                                                             ---------      ---------      ---------
Total                                                                                        $   946.6      $   942.3      $   929.0
                                                                                             =========      =========      =========

Average Assets
Average Finance Receivables (AFR)                                                            $45,765.1      $44,169.8      $37,764.9
Average Earning Assets (AEA)                                                                  53,222.2       50,937.8       44,083.4
Average Managed Assets (AMA)                                                                  60,276.7       58,243.8       51,953.5
Average Operating Leases (AOL)                                                                 9,825.4        9,379.5        8,264.1
Average Common Stockholders' Equity                                                            6,508.1        6,196.4        6,174.6
Average Tangible Common Stockholders' Equity                                                   5,487.1        5,185.6        5,502.8

                                                                                             March 31,    December 31,     March 31,
                                                                                               2006           2005           2005
Capital and Leverage                                                                         ---------    ------------     ---------
Total tangible stockholders' equity to managed assets                                            9.72%          9.80%          9.62%
Debt (net of overnight deposits) to total tangible stockholders' equity                          7.48x          7.29x          7.29x
Tangible book value per common share                                                         $   28.10      $   27.15      $   25.62

Reserve for Credit Losses
Reserve for credit losses as a percentage of finance receivables                                 1.32%          1.40%          1.51%
Reserve for credit losses as a percentage of finance receivables, excluding student loans        1.52%          1.58%          1.68%
Reserve for credit losses as a percentage of finance receivables past due 60 day or more         75.4%          82.0%          85.8%
Reserve for credit losses as a percentage of non-performing assets                              114.4%         119.3%         117.4%

                         CIT GROUP INC. AND SUBSIDIARIES
                            Aerospace Portfolio Data
                     (dollars in millions unless specified)

                                                    March 31,      December 31,      March 31,
Total Aerospace Portfolio:                           2006(2)        (2005)(2)         (2005)
                                                    ---------      -----------       ---------
Financing and leasing assets
  Commercial                                        $ 6,166.2       $ 5,951.9        $ 5,186.5
  Regional                                          $   257.4       $   275.3        $   292.0
Number of planes:
  Commercial                                              212             215              208
  Regional                                                 93             104              121

                                                        March 31, 2006               December 31, 2005             March 31, 2005
                                                ----------------------------     -------------------------    ----------------------
Commercial Aerospace Portfolio:
By Region:                                      Net Investment        Number     Net Investment     Number    Net Investment  Number
                                                --------------        ------     --------------     ------    --------------  ------
  Europe                                          $ 2,340.2              73        $ 2,348.4           75       $ 2,150.5       70
  North America                                     1,214.8              54          1,243.6           62         1,114.6       62
  Asia Pacific                                      1,635.6              54          1,569.0           52         1,257.1       48
  Latin America                                       680.2              24            533.7           20           598.7       24
  Africa / Middle East                                295.4               7            257.2            6            65.6        4
                                                --------------        ------     --------------     ------    --------------  ------
  Total                                           $ 6,166.2             212        $ 5,951.9          215       $ 5,186.5      208
                                                ==============        ======     ==============     ======    ==============  ======
By Manufacturer:
  Boeing                                          $ 2,594.1             115        $ 2,644.6          124       $ 2,572.5      128
  Airbus                                            3,538.6              91          3,269.0           84         2,559.2       71
  Other                                                33.5               6             38.3            7            54.8        9
                                                --------------        ------     --------------     ------    --------------  ------
  Total                                           $ 6,166.2             212        $ 5,951.9          215       $ 5,186.5      208
                                                ==============        ======     ==============     ======    ==============  ======
By Body Type(1):
  Narrow body                                     $ 4,553.1             168        $ 4,331.0          165       $ 3,956.5      164
  Intermediate                                      1,394.3              28          1,347.2           27           828.2       18
  Wide body                                           185.3              10            235.4           16           347.0       17
  Other                                                33.5               6             38.3            7            54.8        9
                                                --------------        ------     --------------     ------    --------------  ------
  Total                                           $ 6,166.2             212        $ 5,951.9          215       $ 5,186.5      208
                                                ==============        ======     ==============     ======    ==============  ======
By Product:
  Operating lease                                 $ 5,651.8             187        $ 5,327.1          182       $ 4,394.2      162
  Leverage lease (other)                              147.9               5            232.1           10           337.2       12
  Leverage lease (tax optimized)                       90.0               5            135.2            7           218.0        9
  Capital lease                                        68.9               2             67.7            3           132.7        6
  Loan                                                207.6              13            189.8           13           104.4       19
                                                --------------        ------     --------------     ------    --------------  ------
  Total                                           $ 6,166.2             212        $ 5,951.9          215       $ 5,186.5      208
                                                ==============        ======     ==============     ======    ==============  ======

Off-lease aircraft                                        6                               10                            1
Number of accounts                                       92                               93                           94
Weighted average age of fleet (years)                     6                                6                            7
Largest customer net investment                   $   296.3                        $   277.3                    $   284.5

New Aircraft Delivery Order Book (dollars in billions)
  For the Years Ending December 31,
    2005 (Remaining 2005)                                                                                       $     0.8       15
    2006 (Remaining 2006)                         $     0.8              15        $     0.9           19             0.9       19
    2007                                                1.0              23              1.0           23             0.3        7
    2008                                                0.8              19              0.8           19            --         --
    Thereafter                                          0.5               5              0.6            5            --         --
                                                --------------        ------     --------------     ------    --------------  ------
    Total                                         $     3.1              62        $     3.3           66           $ 2.0       41
                                                ==============        ======     ==============     ======    ==============  ======

(1) Narrow body are single aisle design and consist primarily of Boeing 737 and 757 series and Airbus A320 series aircraft. Intermediate body are smaller twin aisle design and consist primarily of Boeing 767 series and Airbus A330 series aircraft. Wide body are large twin aisle design and consist primarily of Boeing 747 and 777 series and McDonnell Douglas DC10 series aircraft.

(2)   Balances include aircraft held for sale.

                         CIT GROUP INC. AND SUBSIDIARIES
                              Non-GAAP Disclosures
                              (dollars in millions)

                                                                                            March 31,    December 31,     March 31,
                                                                                              2006           2005           2005
                                                                                            ---------    ------------     ---------
Managed assets (1):
Finance receivables                                                                         $46,841.3      $44,294.5      $41,180.1
Operating lease equipment, net                                                               10,166.0        9,635.7        8,313.1
Financing and leasing assets held for sale                                                    1,551.0        1,620.3        1,481.3
Equity and venture capital investments (included in other assets)                                31.1           30.2          101.8
                                                                                            ---------      ---------      ---------
Total financing and leasing portfolio assets                                                 58,589.4       55,580.7       51,076.3
    Securitized assets                                                                        6,913.1        7,285.7        7,716.6
                                                                                            ---------      ---------      ---------
Managed assets                                                                              $65,502.5      $62,866.4      $58,792.9
                                                                                            =========      =========      =========

Earning assets (2):
Total financing and leasing portfolio assets                                                $58,589.4      $55,580.7      $51,076.3
     Credit balances of factoring clients                                                    (4,048.9)      (4,187.8)      (4,269.8)
                                                                                            ---------      ---------      ---------

Earning assets                                                                              $54,540.5      $51,392.9      $46,806.5
                                                                                            =========      =========      =========

Total tangible stockholders' equity (3):
Total common stockholders' equity                                                           $ 6,704.9      $ 6,462.7      $ 6,335.2
    Less:

     Other comprehensive income relating to derivative financial instruments                    (60.4)         (27.6)         (20.3)
     Unrealized gain on securitization investments                                              (13.1)         (17.0)          (7.7)
     Goodwill and intangible assets                                                          (1,013.5)      (1,011.5)        (906.4)
                                                                                            ---------      ---------      ---------
Tangible common stockholders' equity                                                          5,617.9        5,406.6        5,400.8
     Preferred  stock                                                                           500.0          500.0           --
     Preferred capital securities                                                               251.6          252.0          253.3
                                                                                            ---------      ---------      ---------
Total tangible stockholders' equity                                                         $ 6,369.5      $ 6,158.6      $ 5,654.1
                                                                                            =========      =========      =========

Debt, net of overnight deposits (4):

Total debt                                                                                  $49,144.8      $47,864.58     $42,493.9
     Overnight deposits                                                                      (1,239.0)      (2,703.1)      (1,006.3)
     Preferred capital securities                                                              (251.6)        (252.0)        (253.3)
                                                                                            ---------      ---------      ---------
Debt, net of overnight deposits                                                             $47,654.2      $44,909.4      $41,234.3
                                                                                            =========      =========      =========

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to trends in the business to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

1) Managed assets are utilized in certain credit and expense ratios. Securitized assets are included in managed assets because CIT retains certain credit risk and the servicing related to assets that are funded through securitizations.

2) Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount, which corresponds to amounts funded, is a basis for revenues earned.

3) Total tangible stockholders' equity is utilized in leverage ratios, and is consistent with certain rating agency measurements. Other comprehensive income/losses and unrealized gains on securitization investments (both included in the separate component of equity) are excluded from the calculation, as these amounts are not necessarily indicative of amounts which will be realized.

4) Debt, net of overnight deposits is utilized in certain leverage ratios. Overnight deposits are excluded from these calculations, as these amounts are retained by the Company to repay debt. Overnight deposits are reflected in both debt and cash and cash equivalents.


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